EXHIBIT 5


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                                HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Will Hart                                             Facsimile:  (303) 839-5414

                                 (303) 839-0061

                                October 11, 2013

CEL-SCI Corporation
8229 Boone Boulevard, Suite 802
Vienna, Virginia  22182


     This letter will constitute our opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation ("CEL-SCI"), of warrants to purchase up to 2,673,913 shares of CEL-SCI's common stock, as well as shares issuable upon the exercise of the warrants, all as referred to in the Registration Statement on Form S-3 (File No. 333-184094) filed with the Securities and Exchange Commission.

     We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of CEL-SCI, the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion:

     o    the   warrants   have  been  legally   issued,   are  fully  paid  and
          non-assessable and are the binding obligations of CEL-SCI; and

     o the shares of common stock issuable upon the exercise of the warrants, when the warrants are exercised in accordance with their terms, will be legally issued and will represent fully paid and non-assessable shares of CEL-SCI's common stock.

                                               Very truly yours,

                                               HART & HART

                                               /s/ William T. Hart

                                               William T. Hart